EXHIBIT 10.37

EMPLOYMENT AND NON-COMPETITION AGREEMENT

     THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”) is made effective as of September 9, 2003, between DOMISTYLE, INC., a Texas corporation (together with its successors and assigns, the “Company”), and CHARLES L. ELSEY (the “Executive”).

     WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company on the terms and conditions set forth herein;

     NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

     1.  Employment Period. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in accordance with the terms and conditions of this Agreement, for the period commencing as of the date of this Agreement and continuing until December 31, 2004 (the “Employment Period”); provided, however, that such Employment Period (i) shall be extended for successive terms of one (1) year unless either party advises the other in writing, at least sixty (60) days prior to the end of the initial term, or any annual extension thereof, that it or he will not agree to extend this Agreement, and (ii) may be terminated in accordance with Section 3 and Section 4, below.

     2.  Terms of Employment.

         (a)  Position and Duties.

               (i) During the Employment Period, the Executive shall perform the functions of President of the Company, and, in so doing, shall report to the Board of Directors of the Company. The Executive shall have such powers and duties as may from time to time be assigned or delegated to him by the Board of Directors of the Company or by the Chief Executive Officer or President of Home Interiors & Gifts, Inc. (“HIG”), or, in the absence of such assignment or delegation, will have such powers and duties as are normally associated with and inherent with such position. The Executive’s duties shall include, among other things, oversight and direction of world-wide manufacturing and outside sales of decorative products of the Company. The Executive shall be responsible for the design, product development and manufacturing of product samples for the Company. Executive also shall be responsible for coordinating his efforts for the Company with HIG’s procurement programs and product development departments.

               (ii) During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote such time as the Board of Directors shall deem necessary (which shall not be less than forty (40) hours during a regular work week), up to and including substantially all of his business time, to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to

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the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully, effectively and efficiently such responsibilities. The Executive will use his reasonable best efforts to promote the success of the Company’s business, and will cooperate fully with the Board of Directors of the Company and with the management of HIG.

(b)  Compensation.

       (i)  Base Salary. During the Employment Period, the Executive shall receive, at such intervals and in accordance with such Company policies as may be in effect from time to time, an annual salary (pro rata for any partial year) equal to Two Hundred Sixty-five Thousand and No/100 Dollars ($265,000.00), payable in equal installments in accordance with the Company’s normal practices, but no less often than monthly (the “Annual Base Salary”), which Annual Base Salary shall be subject to change, as determined in the sole discretion of the Board of Directors of the Company.

       (ii)  Annual Bonus. The Executive shall be eligible to participate in the Company’s Key Employee Bonus Plan applicable to executives of the Company (the “Annual Bonus”) for each fiscal year of the Company commencing with the fiscal year ending December 31, 2003, as approved by the Board of Directors of the Company in good faith, and subject to such other criteria as may be recommended by management and established by the Board of Directors of the Company from time to time. It is understood that any Annual Bonus for the fiscal year ending December 31, 2003 shall be calculated on a pro rata basis, based upon the number of days in such fiscal year that this Agreement is in effect. Each Annual Bonus (or portion thereof) shall be paid in cash promptly following delivery to the Board of Directors of HIG of audited financial statements of HIG for the fiscal year for which the Annual Bonus (or pro rated portion) is earned or awarded, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive. Although the Executive shall be eligible for an Annual Bonus, the Company shall be under no obligation to pay any Annual Bonus, regardless of the performance of the Executive or the Company.

       (iii)  Incentive Bonus. The Executive shall be eligible to receive an additional incentive bonus to be paid following delivery to the Board of Directors of HIG of audited financial statements of HIG for the fiscal year ending December 31, 2004, in the following amounts:

(A)  $150,000.00 if the Company’s EBITDA equals or exceeds $67,000,000.00 for the fiscal year ending December 31, 2004;

(B)  An additional $150,000.00 if the Company’s EBITDA equals or exceeds $75,000,000.00 for the fiscal year ending December 31, 2004; and

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(C)  An additional $75,000.00 if the Company’s revenue from outside sales equals or exceeds $56,500,000.00 for the fiscal year ending December 31, 2004.

Calculation of EBITDA shall be in accordance with then-existing accounting practices utilized by HIG generally, and absent manifest error, shall be binding upon Executive.

       (c)  Incentive, Savings and Retirement Plans. During the term of the Executive’s employment, the Executive shall be entitled to participate in all incentive, savings, and retirement plans, practices, policies and programs applicable generally to management-level employees of the Company (“Investment Plans”) as determined by and at the discretion of the Board of Directors of the Company.

       (d)  Welfare Benefit Plans. During the term of the Executive’s employment, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs (“Welfare Plans”) provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent offered and applicable generally to other management-level employees of the Company and to the extent the Executive is eligible under the terms of the Welfare Plans.

       (e)  Stock Options. If approved by the Company’s Board of Directors, in its sole discretion, the Company shall grant to the Executive options to purchase One Hundred Thousand (100,000) shares of common stock of the Company. If granted, the options will be evidenced by a separate Option Agreement and will be granted pursuant to, and subject to the terms and conditions of HIG’s 1998 Stock Option Plan for Key Employees. If granted, the options will vest and become exercisable in the manner and at the times provided in the Option Agreement.

       (f)  Expenses. During the term of the Executive’s employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by the Executive at the request of, or on behalf of, the Company and in performance of the Executive’s duties under this Agreement, and in accordance with the policies, practices and procedures of the Company. The Executive must file expense reports with respect to such expenses in accordance with the Company’s normal policies.

       (g)  Vacation and Holidays. During the term of the Executive’s employment, the Executive shall be entitled to paid vacation of three (3) weeks per year and paid holidays in accordance with the plans, policies, programs and practices of the Company for its employees. Such vacation shall be taken at such time or times reasonably acceptable to the Company.

       (h)  Automobile. In addition to the other compensation to be provided to the Executive under this Agreement, the Company shall provide to the Executive

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reimbursement for the use of a vehicle. In satisfaction of this Section 2(h), the Company will pay to the Executive, in accordance with the Company’s normal policies, during the Employment Period, the monthly payment of $800.00 for the Executive’s use of his current vehicle, grossed up for taxes in accordance with the Company’s normal policy.

3.  Termination of Employment.

     (a)  Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), the Company shall give to the Executive no less than thirty (30) days written notice in accordance with Section 11(b) hereof of its intention to terminate the Executive’s employment based upon Disability. In such event, the Executive’s employment with the Company shall terminate effective on the date specified in such notice (the “Disability Effective Date”). For purposes of this Agreement, “Disability” shall mean the Executive’s inability to perform his duties and obligations hereunder for a period of sixty (60) consecutive days or any sixty (60) days in any twelve (12) month period due to mental or physical incapacity as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

     (b)  Termination by the Company. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. If termination by the Company is without Cause, the Company shall give Executive ten (10) days prior written notice of the Company’s intent to do so. For purposes of this Agreement, “Cause” means: (i) the Executive’s material breach of this Agreement or any other document, agreement or contract to which the Executive and the Company are a party, which constitutes a material nonperformance by the Executive of his obligations and duties hereunder or thereunder, as reasonably determined by the Board of Directors of the Company, which is not remedied within ten (10) business days after receipt of written notice from the Company in accordance with Section 11(b), specifying such breach; (ii) the Executive’s failure to adhere to any material written policy of the Company, which is not remedied within thirty (30) days after receipt of written notice from the Company specifying such failure; (iii) the Executive’s appropriation (or attempted appropriation) of a material business opportunity of the Company, including, without limitation, attempting to secure or securing, any personal profit in connection with any transaction entered into on behalf of the Company; (iv) the Executive’s commission of (or attempt to commit) an act of fraud, illegality, theft or dishonesty toward the Company in the course of employment with the Company that relates to the Company’s assets, activities, operations or other employees; (v) the Executive’s conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest or deferred adjudication with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment; (vi) the Executive’s absence from his duties without the consent of the Company’s Board of Directors for more than ten (10) consecutive business days for reasons other than vacation authorized under this Agreement, illness or injury; (vii) a material breach by the

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Executive of Section 6 or Section 9 hereof; or (viii) the failure of the Executive to carry out, or comply with, in any material respect any directive of the Board of Directors consistent with the terms of this Agreement, which is not remedied within thirty (30) days after receipt of written notice from the Company specifying such failure.

     (c)  Voluntary Termination by Executive. Notwithstanding anything in this Agreement to the contrary, the Executive’s employment may be terminated during the Employment Period by the Executive for “Good Reason” or no reason, provided the Executive gives thirty (30) days prior written notice to the Company of the Executive’s intention to do so. “Good Reason” means: (i) a reduction in the Executive’s Annual Base Salary below that set forth in the first sentence of Section 2(b)(i) or a failure to pay amounts due under Section 2(b)(iii); or (ii) a material diminishment in the responsibilities of Executive described in Section 2(a)(i), in each case, which is not remedied by the Company within ten (10) business days after receipt of written notice in accordance with Section 11(b) by the Executive specifying the “Good Reason.”

     (d)  Notice of Termination. Any termination by the Company (for Cause or otherwise), or by the Executive, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b).

     (e)  Date of Termination. “Date of Termination” means: (i) the date of receipt of a Notice of Termination or any later date specified therein, and (ii) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

4.  Obligations of the Company upon Termination.

     (a)  Termination by the Company Other Than For Cause or by the Executive for Good Reason. If the Company terminates the Executive without Cause (other than for or in connection with death or Disability) during the Employment Period or if the Executive terminates the Executive’s own employment for Good Reason, the Company shall pay to the Executive: (i) in a lump sum in cash within thirty (30) days after the Date of Termination (1) the sum of the Executive’s applicable Annual Base Salary through the Date of Termination to the extent not theretofore paid (“Accrued Obligations”), (2) any amount arising from the Executive’s participation in, or benefits under, any Investment Plans (“Accrued Investments”), which amounts shall be payable in accordance with the terms and conditions of such Investment Plans, and (3) severance pay in an amount equal to one month of the Executive’s Annual Base Salary (“Severance Pay”); and (ii) any earned but unpaid Annual Bonus in respect of any full fiscal year ended prior to the date the Executive’s employment is terminated, payable in a lump sum in cash at such time as such Annual Bonus otherwise would be payable (“Accrued Bonus”), but not a prorated or partial bonus with respect to the time period between the end of the previous full fiscal year and the date the Executive’s employment is terminated. An election by the Company not to extend the initial term of this Agreement beyond its initial expiration date shall not be considered a termination without Cause for purposes of this Section 4(a). Following December 31, 2004, the Company shall have no obligation to pay Severance Pay to the Executive.

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     (b)  Termination by the Company for Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, the Company shall pay to his legal representatives: (i) in a lump sum in cash within thirty (30) days after the Date of Termination the aggregate Accrued Obligations; (ii) the Accrued Investments, which shall be payable in accordance with the terms and conditions of the Investment Plans; and (iii) any Accrued Bonus, which shall be payable at such time as such Annual Bonus otherwise would be payable. The Company shall have no further payment obligations to the Executive or his legal representatives under this Agreement.

     (c)  Termination by the Company for Cause or by Executive without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or terminated by the Executive without Good Reason, during the Employment Period, the Company shall have no further payment obligations to the Executive other than for payment of Accrued Obligations (which shall be paid within thirty (30) days after the Date of Termination), Accrued Investments (which shall be payable in accordance with the terms and conditions of the Investment Plans) and Accrued Bonus (which shall be payable at such time as such Annual Bonus otherwise would be payable).

     (d)  Full Settlement, Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company shall not be liable to the Executive for any damages in addition to the amounts payable under Section 4 arising out of the termination of the Executive’s employment, for any reason, prior to the end of the Employment Period; provided, however, that the Company shall be entitled to seek damages from the Executive for any breach of Sections 6, 7, or 9 hereof or criminal misconduct.

       5.  Ownership of Intellectual Property. Any and all inventions, trade secrets, copyrights, patents or other intellectual property rights relating to the Business (as defined below) prepared or created by the Executive during the Employment Period (together with all extension and renewal rights), shall be owned exclusively by the Company, its successors and assigns, absolutely and forever, and for all uses and purposes whatsoever and free from the payment of any royalty or compensation whatsoever to Executive. In the event any such items may not, by operation of law, be deemed the property of the Company, the Executive hereby assigns to the Company, for no additional consideration, all rights, including intellectual property rights, in such items. The Executive shall execute such documents, and provide such assistance as the Company may reasonably request to give full effect to the provisions of this Section 5. This provision shall survive the termination of this Agreement.

       6.  Confidential Information.

     (a)  The Executive acknowledges that during the Employment Period and as part of his employment, the Executive will be and has been afforded access to confidential information of the Company, HIG and its Affiliates, as defined herein. The Executive further acknowledges that for purposes of this Agreement, “Affiliates” shall be

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defined as any corporation, partnership, limited liability company or other entity controlling, controlled by or under common control with HIG, all of which have trade, business, and financial secrets and other confidential and proprietary information, including, but not limited to, product information, designs and formulas, processes, pricing and cost information, sales and marketing strategies, and identities of suppliers and displayers, and that such confidential information constitutes valuable, special and unique property of the Company, HIG and its Affiliates (collectively, the “Confidential Information”). As defined herein, Confidential Information shall not include (i) public information or information that is generally known to other persons or entities, (ii) information that is or becomes available to the Executive on a non-confidential basis from a source other than the Company, HIG and its Affiliates, provided that such source was not known by Executive to be bound by a confidentiality agreement with the Company, HIG and its Affiliates or to be otherwise prohibited from transmitting the information to Executive by a contractual, legal or fiduciary obligation; (iii) information that was within the Executive’s possession prior to its being furnished to the Executive by or on behalf of the Company, HIG and its Affiliates, including, without limitation, product and marketing information possessed by Executive prior to employment by the Company , provided that the source of such information was not known by the Executive to be bound by a confidentiality agreement with the Company, HIG and its Affiliates or to be otherwise prohibited from transmitting the information to Executive by a contractual, legal or fiduciary obligation; or (iv) information required to be disclosed by the Executive pursuant to a subpoena or court order, or pursuant to a requirement of a governmental agency or law of the United States of America or a state thereof or any governmental or political subdivision thereof; provided, however, that the Executive shall take all reasonable steps, at the cost of the Company, to prohibit disclosure of such Confidential Information pursuant to subsection (iv) herein.

     (b)  The Executive also acknowledges that public disclosure of such Confidential Information could have an adverse effect on the Company and its business and that the provisions of this Section 6 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

     (c)  In consideration of the compensation and benefits to be paid or provided to the Executive by the Company under this Agreement, the Executive covenants that both during and after the Employment Period, the Executive shall (i) hold Confidential Information in confidence; (ii) not disclose, disseminate, publish or release (either directly or indirectly) Confidential Information to any person (other than Company employees and other persons to whom it is appropriate to disclose such Confidential Information in order to carry out the Executive’s duties or to pursue the best interests of the Company or to whom the Company has authorized the Executive to disclose such information and then only to the extent that such Company employees and other persons authorized by the Company have a need for such knowledge); and (iii) not use any Confidential Information for the benefit of any person or entity other than the Company.

     (d)  If the Executive becomes legally compelled to disclose any Confidential Information, he will provide the Company with prompt written notice of such requirement prior to disclosure so that the Company may seek appropriate relief. If such

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relief is not obtained, then the Executive will furnish only that portion of the Confidential Information that the Executive is legally required to furnish and will use commercially reasonable efforts to assist the Company in obtaining assurances that such Confidential Information will be accorded confidential treatment.

       7.  Surrender of Materials Upon Termination. Upon termination of the Executive’s employment for any reason, the Executive shall immediately return to the Company all originals and/or copies, in whatever form, of any and all Confidential Information and any other property of the Company, HIG and its Affiliates, which are in the Executive’s possession, custody or control, whether or not provided by the Company.

       8.  Successors.

     (a)  This Agreement is personal to the Executive and shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

     (b)  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     (c)  The Company may assign this Agreement only to an assignee that agrees to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The failure of any assignee of the Company to expressly assume to perform this Agreement in writing, which is not remedied within ten (10) business days after receipt of written notice from the Executive in accordance with Section 11(b), notifying Company or Company’s assignee of such failure, shall, at the election of Executive, be deemed to be a termination of this Agreement without cause.

       9.  Non-Competition and Non-Solicitation.

     (a)  The Executive acknowledges that: (i) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (ii) the Business is international in scope and the Company’s, HIG’s and its Affiliates’ products are marketed throughout the United States and the world; (iii) the Company and HIG compete with other businesses both nationally within the United States and internationally; and (iv) the provisions of this Section 9 are reasonable and necessary to protect the Business. For purposes of this Agreement, the term “Business” shall mean the Company’s, HIG’s and its Affiliates’ production and sale of home decorative and garden decorative products of the types offered for sale by the Company, HIG and its Affiliates as of the date of this Agreement and during the Employment Period.

     (b)  In consideration of the acknowledgments by the Executive, and in consideration of the compensation and benefits to be paid or provided to the Executive by the Company, the Executive agrees that he will not, directly or indirectly:

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               (i)  during the Employment Period, except in the course of his employment hereunder, and during the Post-Employment Period, engage in, invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing or control of, be employed by, or render services to, any business whose products or services compete with the Business, anywhere within the United States or within foreign countries in which the Company, HIG or its Affiliates conduct the Business;

               (ii)  whether for the Executive’s own account or for the account of any other person, at any time during the Employment Period and the Post-Employment Period, solicit business from (either directly or indirectly) or sell products of any kind, to any customer of the Company, HIG or its Affiliates, including without limitation, customers with whom the Executive had personal contact prior to Executive’s employment with the Company;

               (iii)  whether for the Executive’s own account or the account of any other person, at any time during the Employment Period and the Post-Employment Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was at the time of such solicitation, employment or engagement an employee, consultant or independent contractor of the Company, HIG or its Affiliates or in any manner induce or attempt to induce any employee of the Company, HIG or its Affiliates to terminate his/her employment with HIG or its Affiliates; or

               (iv)  at any time during or after the Employment Period, and during the Post-Employment Period, disparage the Company, HIG or its Affiliates or any of their shareholders, partners, members, other holders of equity in the Company or HIG, directors, officers, employees, or agents or any Affiliate of the foregoing.

     (c)  If any covenant in this Section 9 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.

     (d)  The period of time applicable to any covenant in this Section 9 will be extended by the duration of any conduct which the Executive knew or should reasonably have known violated such covenant.

     (e)  The Executive will, while the covenant under this Section 9 is in effect, give written notice to the Company, within ten (10) days after accepting any other employment or consulting arrangement, of the identity of the Executive’s new employer or contractor and all of the material duties and services to be provided by the Executive in such employment or retention, which shall not require disclosure by the Executive of any terms of compensation. The Company may notify such new employer that the Executive is bound by this Agreement and, at the Company’s election, furnish such new employer with a copy of this Agreement or relevant portion thereof.

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     (f)  The term “Post-Employment Period” means the one-year (1) period beginning on the date of termination of the Executive’s employment with the Company.

     (g)  The Executive acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company’s, HIG’s and the Affiliates’ proprietary information, plans and services and to protect the other legitimate business interests of the Company, HIG and the Affiliates.

       10.  Effect of Agreement on Other Benefits. The existence of this Agreement shall not prohibit or restrict the Executive’s entitlement to full participation in the employee benefit and other plans or programs in which management-level employees of the Company are eligible to participate.

       11.  Miscellaneous.

     (a)  Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to principles of conflict of laws. Any legal action to enforce or interpret any provision of this Agreement shall be brought exclusively in Dallas County, Texas. By execution and delivery of this Agreement, the Executive accepts and consents to for himself, the jurisdiction of the Courts of the State of Texas, County of Dallas.

     (b)  Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery, by overnight courier (providing proof of delivery) or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Charles L. Elsey 7425 Spring Valley Road Dallas, Texas 75254

If to the Company:	Domistyle, Inc. 1649 Frankford Road West Carrollton, Texas 75007 Attn: Chief Executive Officer

With a required copy to:	Home Interiors & Gifts, Inc. 1649 Frankford Road West Carrollton, Texas 75007 Attn: President

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

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     (c)  Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar-in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     (d)  Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     (e)  Obligations Contingent on Performance. The obligations of the Company hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Executive’s performance of the Executive’s obligations hereunder.

     (f)  Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

     (g)  Injunctive Relief and Additional Remedy. The Executive acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Section 6 or 9 by the Executive and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of Section 6 or 9 by the Executive. If the Executive breaches in any material respect any of the material provisions of Section 6 or 9, following termination of Executive’s employment, the Company will have the right to cease making any payments otherwise due to the Executive under this Agreement.

     (h)  Entire Agreement; Amendments. The provisions of this Agreement constitute the complete understanding and agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between or among the parties hereto. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto or their respective successors and legal representatives.

     (i)  Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.

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     (j)  Covenants of Sections 6 and 9 are Essential and Independent Covenants. The covenants by the Executive in Sections 6 and 9 are essential elements of this Agreement, and without the Executive’s agreement to comply with such covenants, the Company would not have entered into this Agreement or employed or continued the employment of the Executive. The Company and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company.

     (k)  Section Headings, Construction. The captions or headings of Sections in this Agreement are provided for convenience only and are not part of the provisions hereof and shall have no force or effect. Whenever the terms “hereof’, “hereby”, “herein”, or words of similar import are used in this Agreement they shall be construed as referring to this Agreement in its entirety rather than to a particular section or provision, unless the context specifically indicates to the contrary. Any reference to a particular “Section” or “paragraph” shall be construed as referring to the indicated section or paragraph of this Agreement unless the context indicates to the contrary. The use of the term “including” herein shall be construed as meaning “including, without limitation.”

EXECUTED to be effective as of September 9, 2003.

EXECUTIVE:

/s/ Charles L. Elsey Charles L. Elsey, Individually

COMPANY:

DOMISTYLE, INC., a Texas corporation

By:	/s/ Michael D. Lohner

Michael D. Lohner, Chief Executive Officer

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